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                                  EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITOR



The Board of Directors
Navigation Technologies Corporation


         We consent to incorporation by reference in this registration statement on Form S-8 of our report dated June 8, 2001, except as to note 8, which is as of July 5, 2001, and note 15, which is as of November 13, 2001, relating to the consolidated balance sheets of Navigation Technologies Corporation and subsidiaries as of December 31, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2000, and the related financial statement schedule, which report appears in the registration statement on Form 10 of Navigation Technologies Corporation.

                                                  /s/ KPMG LLP

Chicago, Illinois
January 11, 2002